As filed with the Securities and Exchange Commission on April 18, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REGIONS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	63-0589368
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Fifth Avenue North Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)
Regions Financial Corporation 2025 Long Term Incentive Plan
(Full title of the plan)

Tara A. Plimpton
Senior Executive Vice President, Chief Legal Officer and
Corporate Secretary
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
(Name and address of agent for service)
(205) 326-4977
(Telephone number, including area code, of agent for service)

Copies of communications to:

Jared M. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 17,815,000 shares of Common Stock of Regions Financial Corporation (“Regions”) that may be issued to participants under the Regions Financial Corporation 2025 Long Term Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Regions with the SEC, are incorporated by reference in this Registration Statement:

(a)Regions’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”);
(b)Regions' Current Report on Form 8-K filed on April 17, 2025 (reporting item 5.07) (other than the portions of such document not deemed to be filed);
(c)Regions’ Proxy Statement on Schedule 14A filed March 3, 2025; and
(d)The description of Regions’ Common Stock contained in Exhibit 4.10 to the Annual Report.

All documents filed by Regions pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold, or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of Regions’ Current Reports on Form 8-K is not incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 10 of Regions’ Amended and Restated Certificate of Incorporation and Article V Section 12 of Regions’ By-Laws provide for indemnification of each officer, director, employee and agent of Regions to the fullest extent permitted by the DGCL.
Additionally, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for an officer in any action by or in the right of the corporation. Article 10 of Regions’ Amended and Restated Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted by Section 102(b)(7).
Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers, as well as other employees and individuals against any liability asserted against or incurred by such person in connection with or arising out of such person’s capacity with the corporation, regardless whether the corporation could permissibly indemnify any such person against such liability. Article V Section 12 of Regions’ By-Laws permits Regions to provide liability insurance for its directors and officers providing for coverage against loss from claims made against directors and officers in their capacity as such, including in certain instances when Regions could not itself indemnify the directors and officers. Regions has purchased this insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on August 6, 2012).

3.2	Bylaws as amended and restated (incorporated by reference to Exhibit 3.2 to Form 8-K filed by Registrant on October 18, 2023).

4.1	Regions Financial Corporation 2025 Long Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s definitive proxy statement filed on March 3, 2025).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney.*

107	Filing Fee Exhibit.*

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S–8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 18, 2025.

REGIONS FINANCIAL CORPORATION

By:	/s/ John M. Turner, Jr.
Name:	John M. Turner, Jr.
Title:	Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John M. Turner, Jr.		April 18, 2025
John M. Turner, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ David J. Turner, Jr.		April 18, 2025
David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Karin K. Allen		April 18, 2025
Karin K. Allen	Executive Vice President and Assistant Controller (Principal Accounting Officer)
*	Director	April 18, 2025
Mark A. Crosswhite
*
Noopur Davis	Director	April 18, 2025
*
Zhanna Golodryga
*	Director	April 18, 2025
J. Thomas Hill
*
Roger W. Jenkins	Director	April 18, 2025
*
Joia M. Johnson
*	Director	April 18, 2025
Ruth Ann Marshall
*
James T. Prokopanko	Director	April 18, 2025
*
Alison S. Rand
*	Director	April 18, 2025
William C. Rhodes, III
*
Lee J. Styslinger III	Director	April 18, 2025
*
José S. Suquet
*	Director	April 18, 2025
Timothy Vines

*	Tara A. Plimpton, by signing her name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ Tara A. Plimpton
Tara A. Plimpton
Attorney in Fact